--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ------------------

                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




          Date of Report (Date of Earliest Event Reported): March 31, 2003



                             TXU US HOLDINGS COMPANY
                          (for TXU Energy Company LLC)

              (Exact Name of Registrant as Specified in its Charter)



          TEXAS                 1-11668                         75-1837355
     (State or Other          (Commission                    (I.R.S. Employer
     Jurisdiction of          File Number)                  Identification No.)
      Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)



         Registrant's Telephone Number, Including Area Code - (214) 812-4600



--------------------------------------------------------------------------------

TABLE OF CONTENTS
---------------------------------------------------------------------------------------------------------------

                                                                                                           PAGE
                                                                                                           ----

Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.................................................            1

        TXU Energy Company LLC Financial information

        Condensed Statements of Consolidated Income and Comprehensive Income -
        Three Months Ended March 31, 2003 and 2002................................................            2

        Condensed Statements of Consolidated Cash Flows -
        Three Months Ended March 31, 2003 and 2002................................................            3

        Condensed Consolidated Balance Sheets -
        March 31, 2003 and December 31, 2002......................................................            4

        Notes to Financial Statements.............................................................            5

        Management's Discussion and Analysis of Financial Condition and Results of Operations.....           17

        Controls and Procedures ..................................................................           36

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.........................................................           36

SIGNATURE.........................................................................................           37

CERTIFICATIONS....................................................................................           38

Current reports on Form 8-K that contain financial information of TXU Energy Company LLC are made available to the public, free of charge, on the TXU Corp. website at http://www.txucorp.com shortly after they have been filed with the Securities and Exchange Commission. TXU US Holdings Company will provide copies of current reports not posted on the website upon request.






                                  (i)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

TXU ENERGY COMPANY LLC

      TXU US Holdings Company (US Holdings), is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations to meet the ongoing needs of customers, counterparties and others for financial information concerning its unregulated energy business, TXU Energy Company LLC (TXU Energy).

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings with respect to TXU Energy contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making such statements its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the risks discussed herein under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors that May Affect Future Results" and factors contained in the Forward-Looking Statements section of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (2002 Form 10-K) and in Item 5. Other Events and Regulation FD Disclosure included in US Holdings' Current Report on Form 8-K as filed for TXU Energy for the year ended December 31, 2002 on February 26, 2003 (TXU Energy 2002 Form 8-K) among others, that could cause the actual results of TXU Energy to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause the actual results of TXU Energy to differ materially from those contained in any forward-looking statement.

                                TXU ENERGY COMPANY LLC
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)

                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                             --------------------
                                                                                              2003           2002
                                                                                              ----           ----
                                                                                             (millions of dollars)

Operating revenues..................................................................        $1,806          $1,799
                                                                                            ------          ------
Costs and expenses:
  Cost of energy sold and delivery fees..............................................        1,218             941
  Operating costs....................................................................          193             162
  Depreciation and amortization......................................................          113             119
  Selling, general and administrative expenses.......................................          144             220
  Franchise and revenue-based taxes..................................................           28              30
  Other income.......................................................................           (8)             (2)
  Other deductions...................................................................            2               3
  Interest income....................................................................           (2)             (9)
  Interest expense and other charges.................................................           77              59
                                                                                            ------          ------
      Total costs and expenses.......................................................        1,765           1,523
                                                                                            ------          ------

Income before income taxes and cumulative effect of changes in accounting
      principles.....................................................................           41             276

Income tax expense...................................................................            6              89
                                                                                            ------          ------
Income before cumulative effect of accounting change.................................           35             187

Cumulative effect of changes in accounting principles, net of tax benefit(Note 2)....          (58)             --
                                                                                            ------          ------

Net income(loss)....................................................................        $  (23)         $  187
                                                                                            ======          ======


            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (Unaudited)

                                                                                            Three Months Ended
                                                                                                  March 31,
                                                                                            -------------------
                                                                                             2003          2002
                                                                                             ----          ----
                                                                                           (millions of dollars)

Net income (loss)...................................................................       $   (23)       $  187
                                                                                           -------        ------
Other comprehensive income (loss)--
   Cash flow hedge activity, net of tax effects:
          Net change in fair values (net of tax benefit
             of $42 and $23).......................................................           (78)          (43)
          Amounts realized in earnings during the period (net of tax
             expense of $26 and benefit of $1).....................................            49            (3)
                                                                                           ------        ------
     Total.........................................................................           (29)          (46)
                                                                                           ------        ------

Comprehensive income (loss)........................................................        $  (52)       $  141
                                                                                           ======        ======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (Unaudited)

                                                                                                Three Months Ended
                                                                                                     March 31,
                                                                                               -------------------
                                                                                                2003          2002
                                                                                                ----          ----
                                                                                              (millions of dollars)

Cash flows -- operating activities:
  Income before cumulative effect of changes in accounting principles...............          $    35       $  187
  Adjustments to reconcile income to cash provided by operating activities:
    Depreciation and amortization...................................................              129          137
    Deferred income taxes and investment tax credits-- net .........................                7          (21)
    Net unrealized loss from mark-to-market valuation of commodity contracts........               23          146
    Net gain from sales of assets...................................................               (6)          --
  Changes in operating assets and liabilities.......................................               30           14
                                                                                               ------       ------
             Cash provided by operating activities..................................              218          463
                                                                                               ------       ------

Cash flows -- financing activities:
    Issuances of securities ........................................................            1,294           --
    Retirements/repurchases of securities:
      Long-term debt................................................................              (44)        (123)
    Change in advances-- affiliates.................................................           (1,337)         (20)
    Dividends paid to parent........................................................             (200)        (200)
    Change in notes payable-- banks.................................................             (282)          --
    Decrease in note payable to Oncor Electric Delivery Company.....................              (52)          --
    Debt premium, discount, financing, and reacquisition expenses...................              (24)          (2)
                                                                                               ------       ------
             Cash used in financing activities......................................             (645)        (345)
                                                                                               ------       ------

Cash flows -- investing activities:
    Capital expenditures............................................................              (59)         (87)
    Proceeds from sale of assets ...................................................               13           --
    Nuclear fuel ...................................................................               --          (10)
    Other ..........................................................................                4           (9)
                                                                                               ------       ------
             Cash used in investing activities......................................              (42)        (106)
                                                                                               ------       ------

Net change in cash and cash equivalents.............................................             (469)          12


Cash and cash equivalents-- beginning balance.......................................              603           20
                                                                                                -----       ------

Cash and cash equivalents-- ending balance..........................................          $   134       $   32
                                                                                                =====       ======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                         March 31,     December 31,
                                                                                           2003            2002
                                                                                         --------     ------------
                                                                                           (millions of dollars)
                                     ASSETS

   Current assets:
      Cash and cash equivalents........................................................   $   134        $   603
      Advances to affiliates...........................................................         8             --
      Accounts receivable - trade......................................................     1,402          1,331
      Inventories......................................................................       273            298
      Commodity contract assets........................................................     1,472          1,298
      Other current assets.............................................................       118            180
                                                                                          -------        -------
         Total current assets..........................................................     3,407          3,710

   Investments........................................................................        462            462
   Property, plant and equipment - net.................................................    10,541         10,127
   Goodwill............................................................................       533            533
   Commodity contract assets...........................................................       337            476
   Cash flow hedges and other derivative assets........................................        43             14
   Other noncurrent assets.............................................................       157            108
                                                                                          -------        -------
         Total assets..................................................................   $15,480        $15,430
                                                                                          =======        =======

                        LIABILITIES AND MEMBER INTERESTS

   Current liabilities:
      Notes payable - banks............................................................   $    --         $  282
      Long-term debt due currently.....................................................        73             73
      Advances from affiliates.........................................................        --          1,329
      Due to Oncor Electric Delivery Company...........................................       118            170
      Accounts payable:
         Affiliates (principally Oncor Electric Delivery Company)......................       248            248
         Accounts payable - trade......................................................       887            754
      Commodity contract liabilities...................................................     1,377          1,138
      Accrued taxes....................................................................        72            164
      Other current liabilities........................................................       507            555
                                                                                          -------        -------
         Total current liabilities.....................................................     3,282          4,713

   Accumulated deferred income taxes...................................................     1,886          1,931
   Investment tax credits.............................................................        372            376
   Commodity contract liabilities......................................................       248            320
   Cash flow hedges and other derivative liabilities...................................       219            150
   Other noncurrent liabilities and deferred credits...................................     1,393            852
   Due to Oncor Electric Delivery Company..............................................       437            437
   Long-term debt, less amounts due currently..........................................     3,622          2,378

   Contingencies (Note 5)

   Member interests (Note 4)...........................................................     4,021          4,273
                                                                                          -------        -------

         Total liabilities and member interests........................................   $15,480        $15,430
                                                                                          =======        =======

   See Notes to Financial Statements.


                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1.       SIGNIFICANT ACCOUNTING POLICIES

      Description of Business - TXU Energy Company LLC (TXU Energy) is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings), which is a wholly-owned subsidiary of TXU Corp. TXU Energy is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, and portfolio management, including risk management and certain trading activities. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

      Basis of Presentation -- The condensed consolidated financial statements of TXU Energy and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (US
GAAP) and, except for the rescission of Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," and the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," discussed below, on the same basis as the audited financial statements of TXU Energy included in the Form 8-K filed by US Holdings on February 26, 2003 for the year ended December 31, 2002 (TXU Energy 2002 Form 8-K). In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Because the consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the TXU Energy 2002 Form 8-K. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes, are stated in millions of US dollars unless otherwise indicated. Certain previously reported amounts have been reclassified to conform to current classifications.

      Changes in Accounting Standards -- In October 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. SFAS No. 143 became effective on January 1, 2003. As a result of these two changes in accounting standards, TXU Energy recorded a cumulative effect of changes in accounting principles as of January 1, 2003. (See Note 2 for a discussion of the impacts of these two accounting standards.)

      As a result of guidance provided in EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," TXU Energy has not recognized origination gains on commercial/industrial retail contracts in 2003. For the three months ended March 31, 2002, TXU Energy had recognized $13 million in origination gains on such contracts.

      SFAS No. 145 became effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." The adoption of SFAS No. 145 did not result in a reclassification for the three months ended March 31, 2002.

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," became effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. The adoption of SFAS No. 146 did not materially impact TXU Energy's results of operations for the three months ended March 31, 2003.

      Financial Accounting Standards Board Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FIN No. 34," requires recording the fair value of guarantees upon issuance or modification after December 31, 2002. The interpretation also requires expanded disclosures of guarantees (see
Note 5 under Guarantees). The adoption of FIN No. 45 did not materially impact TXU Energy's results of operations for the three months ended March 31, 2003.

      FIN No. 46, "Consolidation of Variable Interest Entities," was issued in January 2003. FIN No. 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. This guidance will be effective for existing variable interest entities in the quarter ending September 30, 2003 and immediately for any new variable interest entities.

      SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued in April 2003 and becomes effective on June 30, 2003. SFAS No. 149 clarifies the definition of a derivative and the treatment in the statement of cash flows when a derivative contains a financing component.

      For accounting standards not yet adopted or implemented, TXU Energy is evaluating the potential impact on its financial position and results of operations.

2.    CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES



      The following summarizes the effect on results for the three months ended
March 31, 2003 for changes in accounting principles effective January 1, 2003:

     Charge from rescission of EITF Issue No. 98-10, net of tax effect of $34 million...  $(63)
     Credit from adoption of SFAS No. 143, net of tax effect of $3 million..............     5
                                                                                          ----
        Total net charge................................................................  $(58)
                                                                                          ====

      On October 25, 2002, the EITF rescinded EITF Issue No. 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only financial instruments that are derivatives under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," will be subject to mark-to-market accounting. Financial instruments that may not be derivatives under SFAS No. 133, but were marked-to-market under EITF Issue No. 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002, continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of $97 million ($63 million after-tax) has been reported by TXU Energy as a cumulative effect of a change in accounting principle in the first quarter of 2003. Of the total, $75 million reduced net commodity contract assets and liabilities and $22 million reduced inventory that had previously been marked-to-market as a trading position. The cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

      SFAS No. 143 became effective on January 1, 2003. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period of its inception. For TXU Energy, such liabilities relate to nuclear generation plant decommissioning, land reclamation related to lignite mining and removal of lignite plant ash treatment facilities. The liability is recorded at its net present value with a corresponding increase in the carrying value of the related long-lived asset. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

      As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2002. Further, the effects of adoption take into consideration liabilities of $215 million (which was previously reflected in accumulated depreciation) TXU Energy had previously recorded as depreciation expense and $26 million (reflected in other noncurrent liabilities) of unrealized net gains associated with the decommissioning trust.

      The following table summarizes the impact as of January 1, 2003 of adopting SFAS No. 143:

     Increase in property, plant and equipment - net.................    $488
     Increase in other non-current liabilities and deferred credits..    (528)
     Increase in accumulated deferred income taxes...................      (3)
     Increase in noncurrent assets...................................      48
                                                                         ----
     Cumulative effect of change in accounting principles............    $  5
                                                                         ====

       The asset retirement liability at March 31, 2003 was $560 million, comprised of the $554 million liability as a result of the adoption of SFAS No. 143 and $6 million of accretion during the period.

      With respect to nuclear decommissioning costs, TXU Energy believes that the adoption of SFAS No. 143 results primarily in timing differences in the recognition of legal asset retirement costs that it is currently recovering, as Oncor Electric Delivery Company (Oncor) recovers regulated decommissioning fees from retail electric providers on behalf of TXU Energy, and will be deferring such differences as part of the regulatory cost-recovery process.

      On a pro forma basis, prior to deregulation in January 2002, TXU Energy's earnings for the years ended December 31, 2001 and 2000 would not have been impacted by the adoption of SFAS No. 143. Assuming SFAS No. 143 had been adopted at the beginning of the periods, earnings for the year ended December 31, 2002 and the three months ended March 31, 2002 would have increased $6.5 million and $1.5 million, respectively, and the liability for asset retirement obligations as of December 31, 2001, March 31, 2002, and December 31, 2002, would have been $522 million, $531 million and $554 million, respectively.

3.    FINANCING ARRANGEMENTS

      Credit Facilities -- During the first quarter of 2003, $282 million in outstanding short-term borrowings at December 31, 2002, were repaid with proceeds from the issuance of long-term debt in March 2003 and cash flows from operations.

      At March 31, 2003, US Holdings and its subsidiaries had credit facilities (some of which provide for long-term borrowings) as follows:

                                                                                            At March 31, 2003
                                                                            --------------------------------------------------
                                                         Authorized          Facility    Letters of     Cash
Facility                               Expiration Date   Borrowers             Limit       Credit    Borrowings   Availability
--------                               ---------------   ---------             -----       ------    ----------   ------------

364-Day Revolving Credit Facility      April 2003        US Holdings, TXU
                                                           Energy, Oncor      $ 1,000      $  152      $  500       $  348
364-Day Senior Secured Credit Facility December 2003     Oncor                    150          --          --          150
Five -Year Revolving Credit Facility   February 2005     US Holdings            1,400         371          --        1,029
                                                                              -------      ------      ------       ------
      Total  US Holdings                                                      $ 2,550      $  523      $   500      $1,527
                                                                              =======      ======      =======      ======

      In April 2003, all outstanding borrowings under the North America credit facilities of TXU Corp. and its subsidiaries were repaid. A new $450 million revolving credit facility was established for TXU Energy and Oncor, that matures on February 25, 2005. The new facility will be used for working capital and other general corporate purposes, including commercial paper backup and letters of credit, and replaces the $1 billion 364-day revolving credit facility that expired in April 2003. Up to $450 million of letters of credit may be issued under the facility.

    In connection with the restructuring of the North America credit facilities of TXU Corp. and its subsidiaries in April 2003:

     o Oncor cancelled its undrawn $150 million secured 364-day credit facility that was scheduled to expire in December 2003.

     o US Holdings replaced TXU Corp. as the borrower under TXU Corp.'s $500 million three-year revolving credit facility. Concurrently, the facility was reduced to $400 million and TXU Corp. entered into additional separate revolving credit facilities of $45 million and $55 million, each of which expires on May 1, 2005.

     o US Holdings' $1.4 billion five-year revolving credit facility was amended. Among other things, the amendment increased the amount of letters of credit allowed to be issued under the facility to $1 billion from $500 million.

      As a result of the repayments and other activities mentioned above, US Holdings and its consolidated subsidiaries' credit facilities as of May 13, 2003 were as follows:

                                                                                             At May 13, 2003
                                                                            --------------------------------------------------
                                                        Authorized          Facility    Letters of     Cash
Facility                               Expiration Date   Borrowers             Limit       Credit    Borrowings   Availability
--------                               ---------------   ---------             -----       ------    ----------   ------------


Five-Year Revolving Credit Facility    February 2005     US Holdings          $ 1,400      $  377      $   --       $1,023
Revolving Credit Facility              February 2005     TXU Energy, Oncor        450          --          --          450
Three-Year Revolving Credit Facility   May 2005          US Holdings              400          --          --          400
                                                                              -------      ------      ------       ------
      Total US Holdings                                                       $ 2,250      $  377      $   --       $1,873

      In addition to providing back-up for commercial paper issuances by TXU Energy and Oncor, the facilities above are for general corporate and working capital purposes, including providing collateral support for TXU Energy's portfolio management activities. At March 31 and May 13, 2003, there was no outstanding commercial paper under these programs.

       Long-Term Debt -- At March 31, 2003 and December 31, 2002, the long-term debt of TXU Energy and its consolidated subsidiaries consisted of the following:


                                                                                           March 31,   December 31,
                                                                                           ---------   ------------
                                                                                              2003         2002
                                                                                              ----         ----
  Pollution Control Revenue Bonds:
    Brazos River Authority:
    Floating Taxable Series 1993 due June 1, 2023....................................       $    --      $    44
    4.900% Fixed Series 1994A due May 1, 2029(a).....................................            39           39
    5.400% Fixed Series 1994B due May 1, 2029(a).....................................            39           39
    5.400% Fixed Series 1995A due April 1, 2030(a)...................................            50           50
    5.050% Fixed Series 1995B due June 1, 2030(a)....................................           118          118
    4.800% Fixed Series 1999A due April 1, 2033(a)...................................           111          111
    6.750% Fixed Series 1999B due September 1, 2034(a)...............................            16           16
    7.700% Fixed Series 1999C due March 1, 2032(a)...................................            50           50
    4.950% Fixed Series 2001A due October 1, 2030(a).................................           121          121
    4.750% Fixed Series 2001B due May 1, 2029(a).....................................            19           19
    5.750% Fixed Series 2001C due May 1, 2036(a).....................................           274          274
    4.250% Fixed Series 2001D due May 1, 2033(a).....................................           271          271
    1.500% Floating Taxable Series 2001F due December 31, 2036(b)....................            39           39
    1.500% Floating Taxable Series 2001G due December 31, 2036(b)....................            72           72
    1.360% Floating Taxable Series 2001H due December 31, 2036(b)....................            31           31
    1.310% Floating Taxable Series 2001I due December 31, 2036(b)....................            63           63
    1.250% Floating Series 2002A due May 1, 2037(b)..................................            61           61
    6.750% Fixed  Series 2003A due April 1, 2038(a)..................................            44           --

    Sabine River Authority of Texas:
    6.450% Fixed Series 2000A due June 1, 2021.......................................            51           51
    5.500% Fixed Series 2001A due May 1, 2022(a).....................................            91           91
    5.750% Fixed Series 2001B due May 1, 2030(a).....................................           107          107
    4.000% Fixed Series 2001C due May 1, 2028(a).....................................            70           70
    1.500% Floating Taxable Series 2001D due December 31, 2036(b)....................            12           12
    1.360% Floating Taxable Series 2001E due December 31, 2036(b)....................            45           45

    Trinity River Authority of Texas:
    4.900% Fixed Series 2000A due May 1, 2028(a).....................................            14           14
    5.000% Fixed Series 2001A due May 1, 2027(a).....................................            37           37

    Other:
    7.000% Fixed Senior Notes - TXU Mining Company LP due May 1, 2003................            72           72
    6.875% Fixed Senior Notes - TXU Mining Company LP due August 1, 2005.............            30           30
    9.000% Fixed Exchangeable Subordinated Notes due November 22, 2012...............           750          750
    6.125% Fixed Senior Notes due March 15, 2008.....................................           250           --
    7.000% Fixed Senior Notes due March 15, 2013.....................................         1,000           --
    Capital lease obligations........................................................            10           10
    Other............................................................................             8            8
    Unamortized premium and discount.................................................          (270)        (264)
                                                                                            -------      -------
        Total........................................................................         3,695        2,451
                                                                                            -------      -------
    Less amounts due currently.......................................................            73           73
                                                                                            -------      -------
           Total Long-Term Debt......................................................       $ 3,622      $ 2,378
                                                                                            =======      =======

   NOTES:
   -----
     (a)These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, a new interest rate and interest rate period will be reset for the bonds.
     (b)Interest rates in effect at March 31, 2003. These series are in a flexible or weekly rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.

      In early March 2003, TXU Energy issued $1.25 billion aggregate principal amount of senior unsecured notes in two series in a private placement with registration rights. One series in the amount of $250 million is due March 15, 2008, and bears interest at the annual rate of 6.125%, and the other series in the amount of $1 billion is due March 15, 2013, and bears interest at the annual rate of 7%. Net proceeds from the issuance were used for general corporate purposes, including the repayment of borrowings under credit facilities.

      In March 2003, the Brazos River Authority issued $44 million aggregate principal amount of pollution control revenue bonds for TXU Energy. The bonds will bear interest at the annual rate of 6.75% until the mandatory tender date of April 1, 2013. On April 1, 2013, the bonds will be remarketed. Proceeds from the issuance of the bonds were used to refund the entire principal amount of Brazos River Authority Series 1993 pollution control revenue bonds due June 1, 2023.

      In March 2003, the Brazos River Authority Series 1999B and 1999C pollution control revenue bonds (aggregate principal amount of $66 million) were converted from a floating rate mode to a multiannual mode at annual rates of 6.75% and 7.70%, respectively. These rates will remain in effect until 2013 at which time they will be remarketed and the 1999C bonds will be callable.

      In April 2003, the Brazos River Authority Series 1999A pollution control revenue bonds were remarketed. The bonds now bear interest at a fixed annual rate of 7.70% and are callable beginning on April 1, 2013 at a price of 101% until March 31, 2014 and at 100% thereafter.

      On May 1, 2003, $72 million principal amount of the 7% TXU Mining Company LP (TXU Mining) fixed rate senior notes were repaid on maturity.

      Sale of Receivables -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of March 31, 2003, TXU Energy (through certain subsidiaries), Oncor and TXU Gas Company (TXU Gas) are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of March 31, 2003, $992 million face amount of TXU Energy's receivables were sold to TXU Receivables Company under the program in exchange for cash of $247 million and $740 million in subordinated notes, with $5 million of losses on sales for the three months ended March 31, 2003 that principally represents the interest costs on the underlying financing. These losses approximated 6% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program decreased from $352 million at December 31, 2002 to $247 million at March 31, 2003 primarily due to reserve requirements which apply factors from the prior 12-month period in determining the current period reserve. This period reflects the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and the Electric Reliability Council of Texas (ERCOT) for clearing customers switching and billing data upon the transition to competition.

      Upon termination, cash flows to the originators would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

      In October 2002, the program was amended to extend the program to July 2003, to provide for reserve requirement adjustments as the quality of the portfolio changes and to provide for adjustments to reduce receivables in the program by the related amounts of customer deposits held by originators. In February 2003, the program was amended to allow receivables that are 31-90 days past due into the program. TXU Corp. intends to extend the program upon expiration in July 2003.

      Contingencies Related to Receivables Program -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

      1) the credit rating for the long-term senior debt securities of all originators and the parent guarantor, if any, declines below BBB- by Standard & Poor's (S&P) or Baa3 by Moody's; or
      2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination.

      The delinquency and dilution ratios exceeded the relevant thresholds during the first quarter of 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customer switching and billing data. The billing delays have been resolved but, while improving, the lagging collection issues continue to impact the ratios. The implementation of new provider of last resort rules by the Public Utility Commission of Texas (Commission) and strengthened credit and collection policies and practices are expected to bring the ratios into consistent compliance with the program.

      Under the receivables sale program, all originators are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating or better (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivable under the program. If all originators and the parent guarantor, if any, are downgraded so that there are no eligible originators, the facility would terminate.

      The accounts receivable program also contains a cross-default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company each have a cross-default threshold of $50,000. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

      Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of TXU Energy and its consolidated subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU Energy's exchangeable subordinated notes also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. As of March 31, 2003, TXU Energy and its subsidiaries were in compliance with all such applicable covenants.

      Certain financing and other arrangements of TXU Energy and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material cross default provisions are described below.

      Other agreements of TXU Energy and its subsidiaries, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Energy or its subsidiaries.

      Cross Default Provisions
      ------------------------

      Certain financing arrangements of TXU Energy and its subsidiaries contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

      TXU Corp.'s $45 million and $55 million revolving facilities, which provide back-up for any Oncor and TXU Energy commercial paper issuances, contain a cross default provision with respect to any default by TXU Corp. or any US subsidiary thereof in respect of any indebtedness in a principal amount in excess of $50 million.

      A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility, the $68.1 million US Holdings letter of credit reimbursement and credit facility agreement and $102 million of TXU Mining senior notes (which have a $1 million threshold).

      A default by TXU Energy or Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million would result in a cross-default for such party under the TXU Energy/Oncor $450 million revolving credit facility. Under this credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor, but not as to TXU Energy.

      A default or similar event under the terms of TXU Energy's exchangeable subordinated notes (or any security of TXU Energy or its subsidiaries issued directly or indirectly upon the conversion, exchange or extension (in whole or in part) of such notes) that results in the acceleration (or other mandatory repayment prior to the maturity date) of such notes or such other security or the failure to pay such notes or such other security at maturity would result in a default under TXU Energy's $1.25 billion senior unsecured notes.

      TXU Energy has entered into certain mining and equipment leasing arrangements aggregating $124 million that would terminate upon the default of any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease would terminate.

      TXU Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

      TXU Energy and its subsidiaries have other arrangements, including interest rate agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

4.    MEMBERS' INTERESTS

      On November 15, 2002, TXU Energy approved a cash distribution of $200 million that was paid to US Holdings on January 2, 2003. On February 12, 2003, TXU Energy approved a cash distribution of $200 million that was paid on April 1, 2003. On May 7, 2003, TXU Energy approved a cash distribution of $175 million to be paid on July 1, 2003.

5.    CONTINGENCIES

      Guarantees -- TXU Energy has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

      Residual value guarantees in operating leases -- TXU Energy is the lessee under various operating leases that obligate it to guarantee the residual values of the leased facilities. At March 31, 2003, the aggregate maximum amount of residual values guaranteed was approximately $211 million with an estimated residual recovery of approximately $148 million. The average life of the lease portfolio is approximately nine years.

      Shared saving guarantees -- TXU Energy Solutions Company LP, a subsidiary of TXU Energy, has guaranteed that certain customers will realize specified annual savings resulting from energy management services it has provided. In aggregate, the average annual savings has exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $9 million and the maximum total potential payout is approximately $56 million. The fair value of guarantees issued during the three months ended March 31, 2003 was $1.8 million with a maximum potential payout of $42 million. The average remaining life of the portfolio is approximately five years.

      Standby letters of credit -- TXU Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $523 million of letters of credit were outstanding at March 31, 2003, to support existing floating rate pollution control revenue bond debt of approximately $432 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates in 2003 and 2004; however, TXU Energy intends to provide from either existing or new facilities for the extension, renewal or substitution of these letters of credit to the extent required for such floating rate debt or their remarketing as fixed rate debt. In April 2003, approximately $173 million of the $523 million of letters of credit referenced above were terminated as a result of the refinancing of approximately $110 million of floating rate pollution control revenue bonds.

      TXU Energy has outstanding letters of credit in the amount of $111 million to support portfolio management margin requirements in the normal course of business. As of March 31, 2003, approximately 78% of the obligations supported by these letters of credit mature within one year, and substantially all of the remainder mature in the second year.

      Other - US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $16 million at March 31, 2003, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.50% to 7.00%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all its contract rights and obligations in connection with $19 million remaining principal amount of bonds at March 31, 2003, issued for similar purposes, which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality. TXU Energy is entitled to the benefits of these contracts and has agreed to indemnify US Holdings for obligations under these contracts.

      Legal Proceedings -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas pipeline companies, including TXU Gas (named in the litigation as ENSERCH Corporation). The suit was removed to federal court; however, a motion to remand the case back to Kansas State District Court was granted in January 2001, and the case is now pending in Stevens County, Kansas. The plaintiffs amended their petition to join TXU Fuel Company (TXU Fuel), a subsidiary of TXU Energy, as a defendant in this litigation. Quinque has dismissed its claims and a new lead plaintiff has filed an amended petition in which the plaintiffs seek to represent a class consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to plaintiffs. On April 10, 2003, the District Court entered an order denying the plaintiffs' motion seeking certification of a class. No amount of damages has been specified in the petition with respect to TXU Gas or TXU Fuel, and neither TXU Gas nor TXU Fuel has purchased natural gas from the named plaintiffs in the litigation. While TXU Gas and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, TXU Gas and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

      On April 28, 2003, a lawsuit was filed by a former employee of TXU Portfolio Management Company LP (TXU Portfolio Management), a subsidiary of TXU Energy, in the United States District Court for the Northern District of Texas, Dallas Division, against TXU Corp., TXU Energy and TXU Portfolio Management. Plaintiff asserts claims under Section 806 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) arising from plaintiff's employment termination and claims for breach of contract relating to payment of certain bonuses. Plaintiff seeks back pay, payment of bonuses and alternatively, reinstatement or future compensation, including bonuses. TXU Energy believes the plaintiff's claims are without merit. The plaintiff was terminated as the result of a reduction in force, not as a reaction to any concerns the plaintiff had expressed; and plaintiff was not in a position with TXU Portfolio Management such that he had knowledge or information that would qualify the plaintiff to evaluate TXU Corp.'s financial statements or assess the adequacy of TXU Corp.'s financial disclosures. Thus, TXU Energy does not believe that there is any merit to the plaintiff's claims under Sarbanes-Oxley. Accordingly, TXU Corp., TXU Energy and TXU Portfolio Management intend to vigorously defend the litigation. While TXU Corp., TXU Energy and TXU Portfolio Management dispute the plaintiff's claims, TXU Energy is unable to predict the outcome of this litigation or the possible loss in the event of an adverse judgment.

      TXU Energy is involved in various legal and administrative proceedings, the ultimate resolution of which should not have a material effect upon its financial position, results of operations or cash flows.

6.    SUPPLEMENTARY FINANCIAL INFORMATION

      Other Income and Deductions --



                                                                   Three Months Ended
                                                                        March 31,
                                                                   ------------------
                                                                      2003     2002
                                                                      ----     ----
      Other income
          Net gain on sale of businesses......................       $    6  $    --
          Lignite coal royalties..............................           --        2
          Other...............................................            2       --
                                                                     ------  -------
              Total other income..............................       $    8  $     2
                                                                     ======  =======
      Other deductions
          Equity losses of unconsolidated subsidiaries........       $   --  $     1
          Other...............................................            2        2
                                                                     ------  -------
              Total other deductions..........................       $    2  $     3
                                                                     ======  =======

      Interest Expense and Related Charges --

                                                                         Three Months Ended
                                                                               March 31,
                                                                         ------------------
                                                                          2003         2002
                                                                          ----         ----

Interest......................................................         $   73        $   60
Amortization of deferred debt costs...........................              6             1
Capitalized interest..........................................             (2)           (2)
                                                                       ------        ------
     Total interest expense and other related charges.........         $   77        $   59
                                                                       ======        ======

      Accounts Receivable -- At March 31, 2003 and December 31, 2002, accounts receivable are stated net of uncollectible accounts of $66 million and $71 million, respectively.

      Accounts receivable included $450 million and $489 million of unbilled revenues at March 31, 2003 and December 31, 2002, respectively.

      Intangible Assets -- SFAS No. 142, "Goodwill and Other Intangible Assets," became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. SFAS No. 142 also requires additional disclosures regarding intangible assets (other than goodwill) that are amortized or not amortized:

                                                  As of March 31, 2003              As of December 31, 2002
                                             ------------------------------     ----------------------------
                                             Gross                                Gross
                                            Carrying  Accumulated                Carrying  Accumulated
                                             Amount   Amortization   Net          Amount  Amortization    Net
                                            --------  ------------  ----         -------  ------------   ----
Amortized intangible assets
  Capitalized software..............        $232         $90        $142          $220        $78        $142
  Land easements....................          11           8           3            12          9           3
  Mineral rights and other..........          31          20          11            31         20          11
                                            ----        ----        ----          ----       ----        ----
    Total...........................        $274        $118        $156          $263       $107        $156
                                            ====        ====        ====          ====       ====        ====

      Aggregate TXU Energy amortization expense for intangible assets, excluding goodwill, was $9 million for the three months ended March 31, 2003 and 2002.

      At March 31, 2003 and December 31, 2002, goodwill of $533 million was stated net of accumulated amortization of $60 million.

      Commodity Contract Assets-- At March 31, 2003 and December 31, 2002, current and noncurrent commodity contract assets totaling $1.8 billion are stated net of applicable credit (collection) and performance reserves totaling $38 million and $43 million, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts.

      Inventories by Major Category --

                                                                                          March 31,   December 31,
                                                                                            2003          2002
                                                                                        -----------   -----------

   Materials and supplies........................................................        $   173         $  171
   Fuel stock....................................................................             64             70
   Gas stored underground........................................................             36             57
                                                                                         -------         ------
        Total inventories........................................................        $   273         $  298
                                                                                         =======         ======

      Inventories were reduced by $22 million as a result of the rescission of EITF Issue No. 98-10 as discussed in Note 2.

      Property, Plant and Equipment -- At March 31, 2003 and December 31, 2002, property, plant and equipment was stated net of accumulated depreciation and amortization of $7.2 billion and $7.3 billion, respectively.

      Derivatives and Hedges -- TXU Energy experienced net hedge ineffectiveness of $6 million, reported as a gain in revenues, for the three months ended March 31, 2003.

      As of March 31, 2003, it is expected that $81 million of after-tax net losses accumulated in other comprehensive income primarily related to commodities hedges will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges.

      Affiliate Transactions -- The following represent the significant affiliate transactions of TXU Energy:

     o TXU Energy records interest expense payable to Oncor with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest expense reimburses Oncor for the interest expense Oncor incurs on that portion of its debt associated with the generation-related regulatory assets. For the three months ended March 31, 2003 and March 31, 2002, this interest expense totaled $12 million and $6 million, respectively.

     o Under the terms of the regulatory settlement plan approved by the Commission, Oncor expects to issue securitization bonds in the principal amount of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, TXU Energy's financial statements reflect a $437 million non-interest bearing payable to Oncor that will be extinguished as Oncor pays the related income taxes.

     o In addition, TXU Energy has a note payable to Oncor related to the excess mitigation credit established in accordance with the regulatory settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to REPs, including
       TXU Energy, for a two-year period beginning January 1, 2002.
       The principal and interest payments on the note payable reimburse Oncor for the lower delivery fees billed to REPs. For the three months ended March 31, 2003 and March 31, 2002, the principal payments made on the note payable totaled $52 million and $14 million, respectively, and the interest expense totaled $3 million and $6 million, respectively.

       The principal balance of the note payable was $125 million at March 31, 2003, $118 million of which is classified as due to Oncor and $7 million of which is in accounts payable. The actual amount of the excess mitigation credit is expected to exceed $350 million as delivery volumes are anticipated to be higher than initially estimated. As a result, TXU Energy's delivery fees for the three months ended
       March 31, 2003 include $7 million in increased excess mitigation credit amounts due Oncor.

    o Average daily short-term advances from affiliates during the three months ended March 31, 2003 were $1.3 billion and interest expense incurred on the advances was $8 million. The weighted average interest rate on the advances for the three months ended March 31, 2003 was 2.33%. Average daily short-term advances to affiliates during the first three months ended March 31, 2002 were $215 million and interest income on these advances was $2 million. The weighted average interest rate on the advances for the three months ended March 31, 2002 was 3.19%.

    o TXU Energy incurs electricity delivery fees charged by Oncor. For the three months ended March 31, 2003 and 2002, these fees were $377 million and $416 million, respectively.

    o TXU Business Services Company, a subsidiary of TXU Corp., charges TXU Energy for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended March 31, 2003 and 2002, these costs totaled $61 million and $71 million, respectively, and are reported in selling, general and administrative expenses.

    o TXU Energy receives payments from TXU Gas, a subsidiary of TXU Corp., under a service agreement that began in 2002 covering customer billing and customer support services provided for TXU Gas. These revenues totaled $7 million each for the three months ended March 31, 2003 and 2002 and are reported in other revenues.

      Supplemental Cash Flow Information -- See Note 2 for the effects of adopting SFAS No. 143, which was a noncash transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

BUSINESS

      TXU Energy Company LLC (TXU Energy) is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings), which is a wholly-owned subsidiary of TXU Corp.

      TXU Energy engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, portfolio management, including risk management and certain trading activities.

      The term "TXU Energy" refers to TXU Energy and/or its consolidated subsidiaries, depending on the context.

      Dollar amounts in the following tables are stated in millions of US dollars, unless otherwise noted.

RESULTS OF OPERATIONS


                                                                     Three Months Ended
                                                                           March 31,
                                                                      -----------------
                                                                       2003         2002
                                                                       ----         ----
Operating statistics
Retail electric sales volumes (Gigawatt hours-- GWh).................. 19,398      22,386

Wholesale electric sales volumes (GWh)................................  7,451       6,199

Retail electric customers (end of period and in thousands - number of
    meters) ..........................................................  2,701       2,756


                                                                       Three Months Ended
                                                                            March 31,
                                                                        2003         2002
                                                                        ----         ----

Operating revenues (millions of dollars)
Retail electric:
 Residential.........................................................     $684      $695
 Commercial and industrial...........................................      748     1,050
                                                                        ------    ------
    Total............................................................    1,432     1,745
                                                                        ------    ------
Wholesale electric ..................................................      237       146
Wholesale energy  portfolio management activities....................       91       (63)
Other revenues.......................................................       46       (29)
                                                                        ------    ------
    Total operating revenues.........................................   $1,806    $1,799
                                                                        ======    ======

Weather (average for service area)
  Percent of normal:
     Cooling degree days.............................................     50.0%     94.1%
     Heating degree days.............................................    106.6%    101.5%

-----------------------
 Weather data is obtained from Meterlogix, a private company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002
-------------------------------------------------------------------------------

      Operating revenues for TXU Energy increased a nominal $7 million to $1.8 billion in 2003. Retail electric revenues declined $313 million, or 18%, to $1.4 billion, reflecting a $233 million reduction due to lower volumes and an $80 million reduction due to lower average prices. A 13% decline in overall retail electric sales volumes was primarily due to the effects of increased competitive activity in the large commercial and industrial segment of the market. The price variance primarily reflects lower average commercial and industrial prices in the current period, reflecting the effect of large customers remaining on regulated or "standard offer" rates, some into the second quarter of 2002, while evaluating competitive offers before contracting at new, lower rates. Wholesale electric revenues increased $91 million, or 62%, to $237 million reflecting a $61 million increase due to higher average prices and a $30 million increase due to higher volumes. Higher wholesale electric prices reflect significantly higher natural gas costs. The increase in wholesale electric volumes reflected a partial shift in the large commercial and industrial customer base from retail to wholesale services. Wholesale portfolio management activities posted a net improvement of $154 million due to the effect of favorable price movements on commodity contract positions.

Gross Margin
                                                                               Three Months Ended
                                                                                   March 31,
                                                                ------------------------------------------------
                                                                                % of                      % of
                                                                   2003        Revenue         2002      Revenue

Operating revenues.............................................. $ 1,806         100%        $ 1,799        100%
Cost and expenses:
     Cost of energy sold and delivery fees......................   1,218          67%            941         52%
     Operating costs............................................     193          11%            162          9%
     Depreciation and amortization related to operating assets..     102           6%            101          6%
                                                                 -------       -----         -------     ------
Gross margin.................................................... $   293          16%        $   595         33%
                                                                 =======       =====         =======     ======

      Gross margin decreased $302 million, or 51%, to $293 million in 2003. The decrease was driven by the lower volumes and prices in the large commercial/industrial business, as well as the effect of higher natural gas prices on fuel and purchased power costs, which was partially offset by the favorable portfolio management results. Mark-to-market accounting for commodity contracts reduced revenues and gross margin by $23 million in 2003 (as compared to accounting on a settlement basis), and reduced results by $146 million in 2002. Operating costs rose $31 million, or 19%, to $193 million primarily due to employee severance costs associated with cost reduction initiatives, higher pension and other postemployment costs, increased insurance expenses and higher operating costs in the small strategic retail services business.

      The following table analyzes TXU Energy's gross margin between its realized and unrealized components:

                                                                   Three Months Ended
                                                                        March 31,
                                                                  -------------------
                                                                   2003          2002
                                                                   ----          ----

Gross margin...................................................     $293          $595
Noncash items:
   Unrealized mark-to-market (gain) loss.......................       23           146
   Depreciation and amortization related to generation assets..       99            97
   Cash flow hedge ineffectiveness.............................       (6)            8
   Other noncash items included in gross margin................        5           (14)
                                                                    ----         -----
       Gross margin on a cash basis............................     $414          $832
                                                                    ====          ====

      A decrease in depreciation and amortization (including amounts shown in the gross margin table above) of $6 million, or 5%, to $113 million was primarily due to timing of intangible asset amortization expense during the 2002 year.

      Effective with the second quarter of 2003, TXU Energy expects to adjust depreciation rates related to its generation facilities, based on a review of the remaining depreciable lives of its generation fleet. This change in estimate is anticipated to result in a reduction of approximately $50 million in annual depreciation expense and is due primarily to an extension in the estimated useful life of its nuclear generation facility of approximately 11 years (to
2041), partially offset by higher depreciation expense in lignite and gas facilities.

      A decrease in selling, general and administrative (SG&A) expenses of $76 million, or 35%, to $144 million reflected lower bad debt expense of $54 million and cost reduction initiatives. Bad debt expense declined primarily due to the favorable resolution of most billing issues experienced in 2002 in connection with the transition to competition in Texas. Cost reductions, primarily lower staffing and related administrative expenses, were initiated in response to the completion of the transition to competition in Texas, the industry-wide decline in portfolio management activities, and the expected deferral of deregulation of energy markets in other states. The effects of these cost reduction initiatives were partially offset by employee severance costs and higher computer software costs and marketing expenses. Favorable comparisons of SG&A expenses are expected to continue over the balance of 2003.

      Franchise and revenue-based taxes declined by $2 million, or 7%, to $28 million due primarily to lower retail revenues on which gross receipts taxes are based.

      Other income increased by $6 million to $8 million, primarily reflecting a net $6 million gain on the sale of certain retail commercial and industrial gas operations.

      Other deductions decreased by $1 million to $2 million, primarily due to lower equity losses from an unconsolidated investment.

      Interest income declined by $7 million, or 78%, to $2 million primarily due to lower average advances to affiliates.

      Interest expense and other charges increased $18 million, or 31%, to $77 million. The increase reflects $8 million due to higher average debt levels, $5 million due to higher average interest rates, including credit line fees and $5 million due to higher amortization of discount, primarily the discount on the exchangeable subordinated notes.

      The effective tax rate decreased to 14.6% in 2003 from 32.2% in 2002. The decrease was driven by the effect of comparable (to 2002) tax benefit amounts of depletion allowances and amortization of investment tax credits on a lower income base in 2003.

      Income before cumulative effect of changes in accounting principles decreased $152 million, or 81%, to $35 million in 2003. The decline was driven by the decrease in gross margin and the increase in interest expense, partially offset by decreased SG&A expenses. The first quarter results reflected a $16 million (after tax) gain on the settlement of outstanding counterparty default events and $11 million (after tax) in severance charges. Net pension and postretirement benefit costs reduced net income by $9 million in 2003 and by $6 million in 2002.

COMMODITY CONTRACT AND MARK-TO-MARKET ACTIVITIES

      The table below summarizes the changes in commodity contract assets and liabilities for the three months ended March 31, 2003. The net decrease, excluding "cumulative effect of change in accounting principle" and "other activity" as described below, of $23 million represents the net unfavorable effect of mark-to-market accounting on earnings for the three months ended March 31, 2003. This effect represents the difference between earnings under mark-to-market accounting versus accounting for gains and losses upon settlement of the contracts.

         Balance of net commodity contract assets/(liabilities) at December 31, 2002..     $  316

         Cumulative effect of change in accounting principle (1) .....................        (75)

         Settlements of positions included in the opening balance (2) ................        (56)

         Unrealized mark-to-market valuations of positions held at end of period (3)..         33

         Other activity (4)...........................................................        (34)
                                                                                           ------
         Balance of net commodity contract assets at March 31, 2003 ...........            $  184
                                                                                           ======

(1) Represents a portion of the pre-tax cumulative effect of the rescission of EITF Issue No. 98-10. (See Note 2 to Financial Statements).
(2) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the period.
(3) There were no significant changes in fair value attributable to changes in valuation techniques.
(4) Represents net option premiums paid/(received) in the current period and the sale of certain retail commercial and industrial gas operations.
     These activities have no effect on unrealized mark-to-market valuations.

      As a result of guidance in EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," TXU Energy has not recognized origination gains on commercial/industrial retail contracts in 2003. (See Note 1 to Financial Statements.)

      Maturity Table -- Of the net commodity contract asset balance above at March 31, 2003, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior periods' earnings is $232 million. The offsetting net liability of $48 million included in the March 31, 2003 balance consists of unamortized net option premiums received. The following table presents the unrealized mark-to-market balance at March 31, 2003 scheduled by contractual settlement dates of the underlying positions.

                                       Maturity dates of unrealized net mark-to-market balances at March 31, 2003
                                      ---------------------------------------------------------------------------
                                         Maturity                                       Maturity in
                                        less than    Maturity of     Maturity of         Excess of
    Source of fair value                  1 year      1-3 years       4-5 years          5 years        Total
    ----------------------            ------------  ------------    ------------        ---------       -----
    Prices actively quoted..               $   4           $ (1)          $ --            $ --          $  3
    Prices provided by other
      external sources......                  96             60             11               2           169
    Prices based on models..                  46             14             --              --            60
                                            ----           ----           ----            ----          ----
    Total...................                $146           $ 73           $ 11            $  2          $232
                                            ====           ====           ====            ====          ====
    Percentage of total ....                  63%            31%             5%              1%          100%

      As the above table indicates, approximately 94% of the unrealized mark-to-market valuations at March 31, 2003 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2005. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter (OTC) broker quotes are available. OTC quotes for power and natural gas generally extend through 2005 and 2010, respectively. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements, which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled by TXU Energy as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

COMPREHENSIVE INCOME

      During the first three months of 2003 and 2002, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $120 million ($78 million after-tax) and $66 million ($43 million after-tax), respectively. Losses were primarily due to decreases in the fair value of commodity hedges.

      During the first three months of 2003 and 2002, other comprehensive income hedge losses recognized in income were $75 million ($49 million after-tax) and gains of $4 million ($3 million after-tax), respectively, primarily related to commodity hedges.

FINANCIAL CONDITION

Liquidity and Capital Resources

      For information concerning liquidity and capital resources, see Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' Current Report on Form 8-K as filed for TXU Energy for the year ended December 31, 2002 on February 26, 2003 (TXU Energy 2002 Form 8-K). No significant changes or events that might affect the financial condition of TXU Energy have occurred subsequent to year-end other than as disclosed herein.

      Cash Flows -- Cash flows provided by operating activities for the first three months of 2003 were $218 million compared to $463 million for 2002. The decrease in cash flows provided by operating activities in 2003 of $245 million, or 53%, reflected lower cash earnings of $261 million (net income adjusted for the significant noncash reconciling items identified in the statement of cash flows) and payments of $102 million related to counterparty default events and the termination and liquidation of those outstanding positions. This is partially offset by favorable working capital changes and the net receipt of $73 million in margin deposits from counterparties. A net working capital (accounts receivable, accounts payable and inventories) improvement of approximately $33 million reflects lower unbilled retail accounts receivable due to the resolution of most billing issues experienced in 2002 as a result of the transition to competition.

      Cash flows used in financing activities for 2003 were $645 million compared to $345 million required for the first three months of 2002. Debt-related activities in 2003 provided cash of approximately $1.25 billion, reflecting issuance of senior notes in a private offering, to establish permanent financing to replace the credit facilities drawn down in the fourth quarter of 2002 to enhance liquidity. Retirements of long-term debt required $123 million in 2002. Repayment of borrowings from affiliates required approximately $1.3 billion in 2003. Cash distributions to US Holdings totaled $200 million in 2003 and in 2002. Repayment of credit facilities required $282 million in 2003.

      Cash flows used in investing activities were $42 million in 2003 compared to $106 million in 2002. Capital expenditures declined to $59 million in 2003 from $87 million in 2002, driven by lower development spending. Proceeds from the sale of certain retail commercial and industrial gas operations provided $13 million in 2003.

      Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $16 million. This difference represents amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income consistent with industry practice, and amortization of regulatory assets, which is reported as operating costs in the statement of income.

Financing Activities

      Capitalization -- The ratios of TXU Energy's long-term debt (less amounts due currently) to long-term debt (less amounts due currently) plus members' interests at March 31, 2003 and December 31, 2002 were 47.4% and 35.8%, respectively. Long-term debt includes TXU Energy's $750 million exchangeable subordinated notes (net of unamortized discount balance of $262 million and $264 at March 31, 2003 and December 31, 2002, respectively.) Members' interests include $266 million of original non-cash capital contribution related to the issuance of such notes.

      During the first quarter of 2003, $282 million in outstanding short-term borrowings at December 31, 2002, were repaid with proceeds from the issuance of long-term debt in March 2003 and cash flows from operations.

      At March 31, 2003, US Holdings and its subsidiaries had credit facilities (some of which provide for long-term borrowings) as follows:

                                                                                            At March 31, 2003
                                                                            --------------------------------------------------

                                                         Authorized          Facility    Letters of     Cash
Facility                               Expiration Date   Borrowers             Limit       Credit    Borrowings   Availability
--------                               ---------------   ---------             -----       ------    ----------   ------------

364-Day Revolving Credit Facility      April 2003        US Holdings, TXU
                                                           Energy, Oncor      $ 1,000      $  152      $  500       $  348
364-Day Senior Secured Credit Facility December 2003     Oncor                    150          --          --          150
Five-Year Revolving Credit Facility    February 2005     US Holdings            1,400         371          --        1,029
                                                                              -------      ------      ------       ------
      Total  US Holdings                                                      $ 2,550      $  523      $   500      $1,527
                                                                              =======      ======      =======      ======

      In April 2003, all outstanding borrowings under the North America credit facilities of TXU Corp. and its subsidiaries were repaid. A new $450 million revolving credit facility was established for TXU Energy and Oncor, that matures on February 25, 2005. The new facility will be used for working capital and other general corporate purposes, including commercial paper backup and letters of credit, and replaces the $1 billion 364-day revolving credit facility that expired in April 2003. Up to $450 million of letters of credit may be issued under the facility.

      In connection with the restructuring of the North America credit facilities of TXU Corp. and its subsidiaries in April 2003:

     o Oncor cancelled its undrawn $150 million secured 364-day credit facility that was scheduled to expire in December 2003.

     o US Holdings replaced TXU Corp. as the borrower under TXU Corp.'s $500 million three-year revolving credit facility. Concurrently, the facility was reduced to $400 million and TXU Corp. entered into additional separate revolving credit facilities of $45 million and $55 million, each of which expires on May 1, 2005.

     o US Holdings' $1.4 billion five-year revolving credit facility was amended. Among other things, the amendment increased the amount of letters of credit allowed to be issued under the facility to $1 billion from $500 million.

      As a result of the repayments and other activities mentioned above, US Holdings and its consolidated subsidiaries' credit facilities as of May 13, 2003 were as follows:

                                                                                             At May 13, 2003
                                                                            --------------------------------------------------
                                                        Authorized          Facility    Letters of     Cash
Facility                               Expiration Date   Borrowers             Limit       Credit    Borrowings   Availability
--------                               ---------------   ---------             -----       ------    ----------   ------------
Five-Year Revolving Credit Facility    February 2005     US Holdings          $ 1,400      $  377      $   --       $1,023
Revolving Credit Facility              February 2005     TXU Energy, Oncor        450          --          --          450
Three-Year Revolving Credit Facility   May 2005          US Holdings              400          --          --          400
                                                                              -------      ------      ------       ------
      Total US Holdings                                                       $ 2,250      $  377      $   --       $1,873


      In addition to providing back-up for commercial paper issuances by TXU Energy and Oncor, the facilities above are for general corporate and working capital purposes, including providing collateral support for TXU Energy's portfolio management activities. At March 31 and May 13, 2003, there was no outstanding commercial paper under these programs.

      Long-term Debt -- During the three months ended March 31, 2003, TXU Energy issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                 Issuances   Retirements
                                                 ---------   -----------
TXU Energy:
    Fixed rate senior notes....................    $1,250      $   --
    Pollution control revenue bonds............        44          44
                                                   ------      ------
                                                   $1,294      $   44
                                                   ======      ======

      See Note 3 to Financial Statements for further detail of debt issuance and retirements, financing arrangements, and capitalization.

      Sale of Receivables -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of March 31, 2003, TXU Energy (through certain subsidiaries), Oncor and TXU Gas Company (TXU Gas) are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of March 31, 2003, $992 million face amount of TXU Energy's receivables were sold to TXU Receivables Company under the program in exchange for cash of $247 million and $740 million in subordinated notes, with $5 million of losses on sales for the three months ended March 31, 2003 that principally represents the interest costs on the underlying financing. These losses approximated 6% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program decreased from $352 million at December 31, 2002 to $247 million at March 31, 2003 primarily due to reserve requirements which apply factors from the prior 12-month period in determining the current period reserve. This period reflects the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and the Electric Reliability Council of Texas (ERCOT) for clearing customers switching and billing data upon the transition to competition.

      Upon termination, cash flows to the originators would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

      In October 2002, the program was amended to extend the program to July 2003, to provide for reserve requirement adjustments as the quality of the portfolio changes and to provide for adjustments to reduce receivables in the program by the related amounts of customer deposits held by originators. In February 2003, the program was amended to allow receivables that are 31-90 days past due into the program. TXU Corp. intends to extend the program upon expiration in July 2003.

      Contingencies Related to Receivables Program -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

      1) the credit rating for the long-term senior debt securities of all originators and the parent guarantor, if any, declines below BBB- by Standard & Poor's (S&P) or Baa3 by Moody's; or
      2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination.

      The delinquency and dilution ratios exceeded the relevant thresholds during the first quarter of 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customer switching and billing data. The billing delays have been resolved but, while improving, the lagging collection issues continue to impact the ratios. The implementation of new provider of last resort rules by the Public Utility Commission of Texas (Commission) and strengthened credit and collection policies and practices are expected to bring the ratios into consistent compliance with the program.

      Under the receivables sale program, all originators are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating or better (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivable under the program. If all originators and the parent guarantor, if any, are downgraded so that there are no eligible originators, the facility would terminate.

      The accounts receivable program also contains a cross-default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company each have a cross-default threshold of $50,000. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

      Credit Ratings -- The current credit ratings for TXU Corp., US Holdings and TXU Energy are presented below:

                          TXU Corp.         US Holdings       TXU Energy
                       ----------------  ----------------  ---------------
                      (Senior Unsecured)(Senior Unsecured)(Senior Unsecured)
      S&P.............      BBB-              BBB-              BBB
      Moody's.........      Ba1               Baa3              Baa2
      Fitch...........      BBB-              BBB-              BBB


      Moody's currently maintains a negative outlook for TXU Corp. and a stable outlook for US Holdings and TXU Energy. Fitch Rating (Fitch) currently maintains a stable outlook for each such entity. S&P currently maintains a negative outlook for each such entity.

      These ratings are investment grade, except for Moody's rating of TXU Corp.'s senior unsecured debt, which is one notch below investment grade.

      A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

      Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of TXU Energy and its consolidated subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU Energy's exchangeable subordinated notes also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. As of March 31, 2003, TXU Energy and its subsidiaries were in compliance with all such applicable covenants.

      Certain financing and other arrangements of TXU Energy and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material cross default provisions are described below.

      Other agreements of TXU Energy and its subsidiaries, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Energy or its subsidiaries.

      Credit Rating Provisions
      ------------------------

      TXU Energy has provided a guarantee of the obligations under TXU Corp.'s lease (approximately $135 million at March 31, 2003) for its headquarters building. In the event of a downgrade of TXU Energy's credit rating to below investment grade, a letter of credit would need to be provided within 30 days of any such ratings decline.

      TXU Energy has entered into certain commodity contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request TXU Energy to post collateral in the event that its credit rating falls below investment grade.

      Based on its current commodity contract positions, if TXU Energy were downgraded below investment grade by any specified rating agency, counterparties would have the option to request TXU Energy to post additional collateral of approximately $209 million.

      In addition, TXU Energy has a number of other contractual arrangements where the counterparties would have the right to request TXU Energy to post collateral if its credit rating was downgraded below investment grade by any specified rating agency. The amount TXU Energy would post under these transactions depends in part on the value of the contracts at that time. As of March 31, 2003, based on current market conditions, the maximum TXU Energy would post for these transactions is $267 million. Of this amount, $217 million relates to an arrangement that would require that TXU Energy be downgraded to below investment grade by all three rating agencies before collateral would be required to be posted.

      TXU Energy is also the obligor on leases aggregating $166 million. Under the terms of those leases, if TXU Energy's credit rating was downgraded to below investment grade by any specified rating agency, TXU Energy could be required to sell the assets, assign the leases to a new obligor that is investment grade, post a letter of credit or defease the leases.

      ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if TXU Energy's credit rating was downgraded to below investment grade by any specified rating agency, TXU Energy could be required to post collateral of approximately $32 million.

      Cross Default Provisions
      ------------------------

      Certain financing arrangements of TXU Energy and its subsidiaries contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

      TXU Corp.'s $45 million and $55 million revolving facilities, which provide back-up for any Oncor and TXU Energy commercial paper issuances, contain a cross default provision with respect to any default by TXU Corp. or any US subsidiary thereof in respect of any indebtedness in a principal amount in excess of $50 million.

      A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility, the $68.1 million US Holdings letter of credit reimbursement and credit facility agreement and $102 million of TXU Mining senior notes (which have a $1 million threshold).

      A default by TXU Energy or Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million would result in a cross-default for such party under the TXU Energy/Oncor $450 million revolving credit facility. Under this credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor, but not as to TXU Energy.

      A default or similar event under the terms of TXU Energy's exchangeable subordinated notes (or any security of TXU Energy or its subsidiaries issued directly or indirectly upon the conversion, exchange or extension (in whole or in part) of such notes) that results in the acceleration (or other mandatory repayment prior to the maturity date) of such notes or such other security or the failure to pay such notes or such other security at maturity would result in a default under TXU Energy's $1.25 billion senior unsecured notes.

      TXU Energy has entered into certain mining and equipment leasing arrangements aggregating $124 million that would terminate upon the default of any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease would terminate.

      TXU Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

      TXU Energy and its subsidiaries have other arrangements, including interest rate agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

OFF BALANCE SHEET ARRANGEMENTS

      See discussion above under Sale of Receivables.

COMMITMENTS AND CONTINGENCIES

      See Note 5 to Financial Statements for a discussion of contingencies. There were no material changes in cash commitments from those disclosed in the TXU Energy 2002 Form 8-K.

REGULATION AND RATES
--------------------

      Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan (Settlement Plan) with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Restructuring Legislation. The settlement (Settlement) provided for in the Settlement Plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The Settlement was approved by the Commission in June 2002 and has become final.

      Excess Mitigation Credit -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit designed to result in a $350 million, plus interest, reduction to transmission and distribution (T&D) rates charged to retail electric providers (REPs) applied over a two-year period. The actual amount of this credit is expected to exceed $350 million as delivery volumes are anticipated to be higher than initially estimated. The resulting net earnings reduction for the year 2003 is currently expected to be approximately $15 million after-tax, after consideration of the portion of the credit reflected in TXU Energy's results as an affiliated REP.

      Regulatory Asset Securitization -- In accordance with the Settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs. The Settlement provides that there can be an initial issuance of securitization bonds in the amount of up to $500 million, followed by a second issuance of the remainder after 2003. The Settlement resolves all issues related to regulatory assets and liabilities.

      Retail Clawback -- If, as currently expected, TXU Energy retains more than 60% of its historical residential and small commercial power consumption after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to T&D rates charged by Oncor to REPs, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period.

      Stranded Cost Resolution -- TXU Energy's stranded costs, not including regulatory assets, are fixed at zero. Accordingly, it will not have to conduct the stranded cost true-up in 2004 provided for in the 1999 Restructuring Legislation.

      Fuel Cost Recovery -- The Settlement also provides that US Holdings will not seek to recover its unrecovered fuel costs that existed at December 31, 2001. Also, it will not conduct a final fuel cost reconciliation, which would have covered the period from July 1998 until the beginning of competition in January 2002.

      Provider of Last Resort (POLR) -- In August 2002, the Commission adopted new rules that significantly changed POLR service. Under the new POLR rules, instead of being transferred to the POLR, non-paying residential and small non-residential customers served by affiliated REPs are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated REPs are transferred to the affiliated REP. Non-paying large non-residential customers can be disconnected by any REP if the customer's contract does not preclude it. Thus, within the new POLR framework, the POLR provides electric service only to customers who request POLR service, whose selected REP goes out of business, or who are transferred to the POLR by other REPs for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all REPs should be permitted to disconnect all non-paying customers. The new POLR rules are expected to reduce bad debt expense in 2003.

      Fuel Factor -- In January 2003, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills will rise approximately 12%. Under amended Commission rules, effective in March 2003, affiliated REPs of utilities are allowed to petition the Commission twice per year for an increase in the fuel factor component of their price-to-beat rates if the average price of natural gas futures increases more than 5% (10% if the petition is filed after November 15 of any year) from the level used to set the previous price-to-beat fuel factor rate.

      Summary -- Although TXU Energy cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN ACCOUNTING STANDARDS

      See Note 1 to Financial Statements for discussion of changes in accounting standards.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

      The following risk factors are being presented in consideration of industry practice with respect to disclosure of such information in filings under the Securities Exchange Act of 1934, as amended.

      Some important factors, in addition to others specifically addressed in this MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, that could have a material impact on TXU Energy's operations, financial results and financial condition, and could cause TXU Energy's actual results or outcomes to differ materially from any projected outcomes contained in any forward-looking statement in this report, include:

      TXU Energy's businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Energy will need to adapt to these changes and may face increasing competitive pressure.

      TXU Energy's businesses are subject to changes in laws (including the Federal Power Act, as amended, the Public Utility Regulatory Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, and the Atomic Energy Act, as amended; and changing governmental policy and regulatory actions (including those of the Commission, the Federal Energy Regulatory Commission, and the U.S. Nuclear Regulatory Commission (NRC)) with respect to matters including, but not limited to, operation of nuclear power facilities, construction and operation of other power generation facilities, decommissioning costs, and present or prospective wholesale and retail competition.

      Existing laws and regulations governing the market structure in Texas, including the provisions of the 1999 Restructuring Legislation, could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted.

      TXU Energy is subject to the effects of new, or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, TXU Energy is subject to audit and reversal of its tax positions by the Internal Revenue Service and other taxing authorities.

      TXU Energy is not guaranteed any rate of return on its capital investments in its unregulated businesses. TXU Energy markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Energy's results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

      Some of the fuel for TXU Energy's power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Energy can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Energy markets and trades natural gas and other energy related commodities, and volatility in these markets may affect TXU Energy's costs incurred in meeting its obligations.

      Volatility in market prices for fuel and electricity may result from:

      o  severe or unexpected weather conditions,
      o  seasonality,
      o  changes in electricity usage,
      o  illiquidity in the wholesale power or other markets,
      o transmission or transportation constraints, inoperability or inefficiencies,
      o  availability of competitively priced alternative energy sources,
      o  changes in supply and demand for energy commodities,
      o  changes in power production capacity,
      o outages at TXU Energy's power production facilities or those of its competitors,
      o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,
      o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and
      o federal, state and local energy, environmental and other regulation and legislation.

      All but one of TXU Energy's facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are related to gas prices because gas fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Energy's base-load plant is dependent in significant part upon the price of gas. TXU Energy cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Energy's power production assets and the size of its position relative to market liquidity.

      To manage its financial exposure related to commodity price fluctuations, TXU Energy routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the OTC markets or on exchanges. However, TXU Energy cannot cover the entire exposure of its assets or its positions to market price volatility, and the coverage will vary over time. To the extent TXU Energy has unhedged positions, fluctuating commodity prices can impact TXU Energy's results of operations and financial position, either favorably or unfavorably. For additional information regarding the accounting treatment for TXU Energy's hedging and portfolio management activities, see Note 2 to Financial Statements in the TXU Energy 2002 Form 8-K.

      Although TXU Energy devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always work as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Energy cannot predict with precision the impact that its risk management decisions may have on its businesses, results of operations or financial position.

      In connection with TXU Energy's portfolio management activities, TXU Energy has guaranteed or indemnified the performance of a portion of the obligations of its portfolio management subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying certain of these guarantees and indemnities are recorded on TXU Energy's consolidated balance sheet as both current and noncurrent commodity contract liabilities. These obligations make up a significant portion of these line items. TXU Energy might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

      TXU Energy's portfolio management activities are exposed to the risk that counterparties which owe TXU Energy money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Energy might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Energy might incur losses in addition to amounts, if any, already paid to the counterparties. For information regarding TXU Energy's credit risk, see Note 13 to the TXU Energy 2002 Form 8-K. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

      The current credit ratings for TXU Energy's long-term debt are investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade TXU Energy's long-term ratings, particularly below investment grade, borrowing costs would increase and its potential pool of investors and funding sources would likely decrease.

      Most of TXU Energy's large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Energy's ratings were to decline to below investment grade, costs to operate the power business would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with TXU Energy.

      In addition, as discussed elsewhere in this Current Report on Form 8-K and in TXU Energy's 2002 Form 8-K, the terms of certain financing and other arrangements of US Holdings and TXU Energy contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

      The operation of power production facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Energy's facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. Increased starting and stopping of equipment due to the volatility of the competitive market is likely to increase maintenance and capital expenditures. TXU Energy is subject to costs associated with any unexpected failure to produce power, including failure caused by breakdown or forced outage, as well as repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, TXU Energy's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Energy could be subject to additional costs and/or the write-off of its investment in the project or improvement.

      Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Energy's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

      Current plans to meet cost reduction targets assume that TXU Energy will be able to lower its bad debt expense, the achievement of which could be affected by factors outside of TXU Energy's control, including weather, changes in regulations, and economic and market conditions.

      The ownership and operation of nuclear facilities, including TXU Energy's ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

      o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

      o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

      o Nuclear Accident Risk - Although the safety record of Comanche Peak and nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Energy's resources, including insurance coverage.

      TXU Energy will be required to make payments (retail clawback) to Oncor beginning in 2004 unless the Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within the historical service territories of US Holdings and TXU SESCO Company (TXU SESCO) is committed to be served by REPs other than TXU Energy. Under the Settlement Plan, if the 40% test is not met and a payment is required, the amount of these payments would be $90 multiplied by the number of residential or small commercial customers, as the case may be, that TXU Energy serves on January 1, 2004, in the historical service territories of US Holdings and TXU SESCO less the number of new retail electric customers TXU Energy serves in other areas of Texas. As of March 31, 2003, TXU Energy had approximately 2.7 million residential and small commercial customers in the historical service territories of US Holdings and TXU SESCO. Based on assumptions and estimates regarding the number of customers expected in and out of territory, TXU Energy recorded an accrual for retail clawback in 2002 of $185 million ($120 million after-tax). This accrual is subject to adjustment as the actual measurement date approaches.

      TXU Energy is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Energy is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Energy may incur significant additional costs to comply with these requirements. If TXU Energy fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Energy or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.

      TXU Energy may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Energy fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Energy's older facilities it may be uneconomical for TXU Energy to install the necessary equipment, which may cause TXU Energy to shut down those facilities.

      In addition, TXU Energy may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Energy may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to TXU Energy.

      On January 1, 2002, most retail customers in Texas of investor-owned utilities, and those of any municipal utility and electric cooperative that opted to participate in the competitive marketplace, became able to choose their REP. On January 1, 2002, TXU Energy began to provide retail electric services to all customers of US Holdings and TXU SESCO who did not take action to select another REP.

      TXU Energy will not be permitted to offer electricity to residential and small commercial customers in the historical service territories of US Holdings and TXU SESCO at a price other than the price-to-beat rate until January 1, 2005, unless before that date the Commission determines that 40% or more of the amount of electric power consumed by each respective class of customers in that area is committed to be served by REPs other than TXU Energy. Because TXU Energy will not be able to compete for residential and small commercial customers on the basis of price in the historical service territories of US Holdings and TXU SESCO, TXU Energy could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than TXU Energy's cost to produce power, TXU Energy would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

      An affiliated REP is obligated to offer the price-to-beat rate to requesting residential and small commercial customers in the historical service territory of its incumbent utility through January 1, 2007. The initial price-to-beat rates for the affiliated REPs, including TXU Energy's, were established by the Commission on December 7, 2001. Pursuant to Commission regulations, the initial price-to-beat rate for each affiliated REP is 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

      Other REPs will be allowed to offer electricity to TXU Energy's residential and small commercial customers at any price. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. The higher the amount of headroom for competitive REPs, the more incentive those REPs should have to provide retail electric services in a given market.

      The results of TXU Energy's retail electric operations in the historical service territories of US Holdings and TXU SESCO will be largely dependent upon the amount of headroom available to TXU Energy and the competitive REPs in TXU Energy's price-to-beat rate. Since headroom is dependent, in part, on power purchase costs, TXU Energy does not know nor can it estimate the amount of headroom that it or other REPs will have in TXU Energy's price-to-beat rate or in the price-to-beat rate for the affiliated REP in each of the other Texas retail electric markets. Headroom may be a positive or negative number. If the amount of headroom in its price-to-beat rate is a negative number, TXU Energy will be selling power to its price-to-beat rate customers in its historical service territory at prices below its costs of purchasing and delivering power to those customers. If the amount of positive headroom for competitive REPs in its price-to-beat rate is large, TXU Energy may lose customers to competitive REPs.

      In April 2002, pursuant to Commission rules, TXU Energy filed a request with the Commission to increase the fuel factor component of its price to beat. On August 23, 2002, the Commission acted on this request, increasing TXU Energy's price-to-beat rates for residential and small commercial customers by slightly less than 5%. In January 2003, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills will rise approximately 12%. In March 2003, the Commission amended its rules to require that natural gas prices increase more than 5% (10% if the petition is filed after November 15 of any year) before allowing petitions for adjustments to the fuel factor component. There is no assurance that TXU Energy's price-to-beat rate will not result in negative headroom in the future, or that future adjustments to its price-to-beat rate will be adequate to cover future increases in its costs to purchase power to serve its price-to-beat rate customers.

      TXU Energy provides commodity and value-added energy management services to the large commercial and industrial customers who did not take action to select another REP beginning on January 1, 2002. TXU Energy or any other REP can offer to provide services to these customers at any negotiated price. TXU Energy believes that this market will be very competitive; consequently, a significant number of these customers may choose to be served by another REP, and any of these customers that select TXU Energy to be its provider may subsequently decide to switch to another provider.

      In most retail electric markets outside the historical service territories of US Holdings and TXU SESCO, TXU Energy's principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Energy may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy in both local and national markets, and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Energy. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Energy to enter these markets.

      TXU Energy depends on T&D facilities owned and operated by Oncor and other utilities to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, TXU Energy's ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Energy expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to service other customers, resulting in lower gross margin. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Energy's customers could negatively impact the satisfaction of its customers with its service.

      Additionally, in some areas of Texas, TXU Energy is dependent on nonaffiliated T&D utilities for the reading of its customers' energy meters. TXU Energy is required to rely on the utility or, in some cases, the independent transmission system operator, to provide it with its customers' information regarding energy usage, and it may be limited in its ability to confirm the accuracy of the information.

      TXU Energy offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. To the extent that the prices TXU Energy charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, differ from TXU Energy's underlying cost to obtain the commodities or services, its results of operations would be adversely affected. TXU Energy will encounter similar risks in selling bundled services that include non-energy-related services, such as facilities management, and the like. In some cases, TXU Energy has little, if any, prior experience in selling these non-energy-related services.

      Under the Commission's rules, as an affiliated REP, TXU Energy may have to temporarily provide electric service to some customers that are unable to pay their electric bills. If the numbers of such customers are significant and TXU Energy is delayed in terminating electric service to those customers, its results of operations may be adversely affected.

      The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Energy is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned.

      Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Energy's. While demand for electric energy services is generally increasing throughout the US, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the ERCOT market area where TXU Energy has facilities will likely increase the competitiveness of the wholesale power market in that region. In addition, the market value of TXU Energy's power production and/or energy transportation facilities may be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Energy's facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

      TXU Energy is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

      TXU Energy is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Energy's consolidated assets are held by these subsidiaries. Accordingly, TXU Energy's cash flows and ability to meet its obligations and to pay dividends are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Energy in the form of distributions, loans or advances, and repayment of loans or advances from TXU Energy.

      Because TXU Energy is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries. Therefore, TXU Energy's rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Energy may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Energy.

      The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Energy's ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs. TXU Energy relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Energy's access to the financial markets could be adversely impacted by various factors, such as:

      o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;
      o  inability to access commercial paper markets;
      o a deterioration of TXU Energy's credit or a reduction in TXU Energy's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries;
      o extreme volatility in TXU Energy's markets that increases margin or credit requirements;
      o  a material breakdown in TXU Energy's risk management procedures;
      o prolonged delays in billing and payment resulting from delays in switching customers from one REP to another; and
      o the occurrence of material adverse changes in TXU Energy's business that restrict TXU Energy's ability to access its liquidity facilities.

      A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Energy's creditworthiness by counterparties and rating agencies. Further, concerns on the part of counterparties regarding TXU Energy's liquidity and credit could limit its portfolio management activities.

      As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Energy believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Energy's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Energy cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically.

      TXU Energy is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, at least twenty-nine lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. In addition, TXU Corp. is unable to predict whether its decision to exit all of its operations in Europe, including the administration proceeding, might result in lawsuits by the creditors of or others associated with TXU Europe Limited. Such current and potential legal proceedings could result in payments of judgment or settlement amounts. Since TXU Corp. is a holding company, any substantial costs relating to these matters would likely be funded in whole or in part using cash generated by its subsidiaries, including TXU Energy.

      TXU Energy is an indirect, wholly-owned subsidiary of TXU Corp. and a direct, wholly-owned subsidiary of US Holdings. TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to TXU Energy or any of its subsidiaries. TXU Energy must compete with all of TXU Corp.'s and US Holdings' other subsidiaries for capital and other resources.

      As a member of this corporate group, TXU Energy operates within policies, including dividend and affiliate lending policies, established by TXU Corp. These policies may influence the operations and cash reserves of TXU Energy in a manner that is unfavorable to creditors of TXU Energy.

      The issues and associated risks and uncertainties described above are not the only ones TXU Energy may face. Additional issues may arise or become material as the energy industry evolves.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Except as discussed below, the information required hereunder is not significantly different from the information set forth in the TXU Energy 2002 Form 8-K and is therefore not presented herein.

COMMODITY PRICE RISK

      Value at Risk (VaR) for Energy Contracts Subject to Mark-to-Market Accounting -- This measurement estimates the maximum potential loss in value, due to price risk, of all energy-related contracts subject to mark-to-market
(MtM) accounting, based on a specific confidence level and an assumed holding period. Assumptions in determining this VaR include using a 95% confidence level and a five-day holding period. A probabilistic simulation methodology is used to calculate VaR, and is considered by management to be the most effective way to estimate changes in a portfolio's value based on assumed market conditions for liquid markets.

                                                    March 31,     December 31,
                                                      2003           2002
                                                      ----           ----

       Period-end MtM VaR .......................    $28.1            $23.2

       Average MtM VaR ..........................    $31.9            $38.0

      Portfolio VaR -- Represents the estimated maximum potential loss in value, due to price risk, of the entire energy portfolio, including owned assets and all contractual positions (the portfolio assets). Assumptions in determining this VaR include using a 95% confidence level and a five-day holding period and includes both MtM and accrual positions.

                                                   March 31,   December 31,
                                                     2003          2002
                                                   ---------   -----------

       Period-end Portfolio VaR .................   $187.0       $143.5

       Average Portfolio VaR (a) ................   $178.2         N/A

      (a)For the year 2002, there was no average Portfolio VaR information available.


      Other Risk Measures -- The metrics appearing below provide information regarding the effect of energy price risk on earnings and cash flow of TXU Energy.

      North America Earnings at Risk (EaR) -- EaR measures the estimated maximum short-fall in fiscal year projected margin (revenues less cost of energy sold) due to price risk. EaR metrics include the portfolio assets except for accrual positions expected to be settled beyond the fiscal year. Assumptions include using a 95% confidence level over a five-day holding period under normal market conditions.

      North America Cash Flow at Risk (CFaR) -- CFaR measures the estimated maximum short-fall of projected cash flow over the next six months, due to price risk. CFaR metrics include all portfolio positions that impact cash flow during the next six months. Assumptions include using a 99% confidence level over a 6-month holding period under normal market conditions. The following CFaR calculation is based on a contract settlement period of six months.

                                                 March 31,      December 31,
                                                    2003            2002
                                                    ----            ----

       EaR ..................................    $  32.2           $27.7

       CFaR .................................    $  86.6          $177.5

INTEREST RATE RISK

      See Note 3 to Financial Statements for discussion of the issuances of new fixed rate debt and retirements of fixed rate debt since December 31, 2002.

CONTROLS AND PROCEDURES

      An evaluation was performed under the supervision and with the participation of TXU Energy's management, including the principal executive officer and principal financial officer, of the effectiveness of the design and operation of the disclosure controls and procedures in effect within 90 days of the filing date of this quarterly report. Based on the evaluation performed, TXU Energy's management, including the principal executive officer and principal financial officer, concluded that the disclosure controls and procedures were effective. There were no significant changes in TXU Energy's internal controls or in other factors that could significantly affect internal controls subsequent to their evaluation.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99(a)   Section 906 Certification of Chief Executive Officer.

99(b)   Section 906 Certification of Chief Financial Officer.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    TXU US HOLDINGS COMPANY




                                   By         /s/ Biggs C. Porter
                                      -----------------------------------
                                                  Biggs C. Porter
                                                  Vice President,
                                           Principal Accounting Officer






Date: May 20, 2003

                             TXU US HOLDINGS COMPANY
                       Certificate Pursuant To Section 302
                          of Sarbanes-Oxley Act of 2002
                              CERTIFICATION OF CEO


     I, Erle Nye, Chairman of the Board and Chief Executive of TXU US Holdings Company (the "Company"), certify that:

1. I have reviewed this current report on Form 8-K of the Company related to TXU Energy Company LLC's ("TXU Energy") quarterly information (quarterly report);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of TXU Energy as of, and for, the period presented in this quarterly report;

4. The Company's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for TXU Energy and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to TXU Energy, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of TXU Energy's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company's other certifying officers and I have disclosed, based on our most recent evaluation, to TXU Energy's auditors and board of directors (or persons performing the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect TXU Energy's ability to record, process, summarize and report financial data and have identified for TXU Energy's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in TXU Energy's internal controls; and

6. The Company's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: May 20, 2003
                                /s/    Erle Nye
                          ------------------------------------------------
                          Signature:   Erle Nye
                          Title: Chairman of the Board and Chief Executive

                             TXU US HOLDINGS COMPANY
                       Certificate Pursuant To Section 302
                          of Sarbanes-Oxley Act of 2002
                              CERTIFICATION OF PFO


     I, H. Dan Farell, Principal Financial Officer of TXU US Holdings Company (the "Company"), certify that:

1. I have reviewed this current report on Form 8-K of the Company related to TXU Energy Company LLC's ("TXU Energy") quarterly information (quarterly report);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of TXU Energy as of, and for, the period presented in this quarterly report;

4. The Company's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for TXU Energy and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to TXU Energy, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of TXU Energy's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company's other certifying officers and I have disclosed, based on our most recent evaluation, to TXU Energy's auditors and board of directors (or persons performing the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect TXU Energy's ability to record, process, summarize and report financial data and have identified for TXU Energy's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in TXU Energy's internal controls; and

6. The Company's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



Date: May 20, 2003
                                                 /s/   H. Dan Farell
                                         -----------------------------------
                                         Signature:   H. Dan Farell
                                         Title: Principal Financial Officer

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